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                                                                    EXHIBIT 10.1


                            TAX SEPARATION AGREEMENT

                                     between

                                USBANCORP, INC.,
                               on behalf of itself
                                 and the members
                             of the USBANCORP GROUP

                                       and

                           THREE RIVERS BANCORP, INC.,
                               on behalf of itself
                                 and the members
                            of the THREE RIVERS GROUP



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                            TAX SEPARATION AGREEMENT

     This Agreement is entered into as of the first (1st) day of April, 2000, between USBANCORP, Inc. ("USBANCORP"), a Pennsylvania corporation, on behalf of itself and the members of the USBANCORP Group, and Three Rivers Bancorp, Inc. ("Three Rivers"), a Pennsylvania corporation, on behalf of itself and the members of the Three Rivers Group.

                              W I T N E S S E T H:

     WHEREAS, pursuant to the tax laws of the United States and various state and local jurisdictions within the United States, certain members of the Three Rivers Group, as defined below, presently file certain tax returns separately and certain federal income tax returns as part of a consolidated group, as permitted by Section 1501 of the Internal Revenue Code of 1986, as amended (the "Code"), with certain members of the USBANCORP Group, as defined below (each such federal income tax consolidated group, a "Consolidated Group");

     WHEREAS, USBANCORP and Three Rivers intend to enter into a Separation Agreement dated as of the first (1st) day of April, 2000 (the "Separation Agreement"), providing for the distribution by USBANCORP to its shareholders of all of the


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common stock of Three Rivers that is held by USBANCORP (the "Distribution") and certain other matters;

     WHEREAS, USBANCORP and Three Rivers desire to set forth their agreement on the rights and obligations of USBANCORP, Three Rivers and the members of the USBANCORP Group and the Three Rivers Group, respectively, with respect to the administration and allocation of certain federal, state and local (a) Taxes incurred in Taxable periods beginning prior to the Distribution Date, (b) Taxes resulting from transactions effected in connection with, or as part of the plan for, the Distribution (the "Restructuring"), and (c) Taxes that may be incurred in Taxable periods after the Distribution Date, and various other Tax matters;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1.  Definitions

     (a) As used in this Agreement:

     "Affiliate" of any Person shall mean (i) any individual, corporation, partnership or other entity directly or indirectly


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owning more than 50 percent (by vote or value) of, owned more than 50 percent
(by vote or value) by, or under more than 50 percent (by vote or value) common ownership with, such Person, and (ii) any entity that is entitled to the benefit of any Tax Asset of such Person under applicable law, any entity with any Tax Asset to which such Person is entitled to the benefit of under applicable law, or any entity which is entitled or required to transfer or assign income, revenues, receipts, or gains to such Person under applicable law.

     "After-Tax Amount" shall mean an additional amount necessary to reflect the Tax consequences of the receipt or accrual of any payment, using the maximum statutory rate (or rates, in the case of an item that affects more than one Tax) applicable to the recipient of such payment for the relevant year, reflecting, for example, the amount of any increased Tax liability (or reduction of a Tax Asset), and the amount of any interest or penalty attributable to such increased Tax liability (or reduction of a Tax Asset), as adjusted for the effect of the deductions available for interest paid or accrued and for Taxes such as state and local income Taxes.

     "Consolidated Group" shall have the meaning ascribed to it in the first "whereas" clause in this Agreement.



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     "Distribution" shall mean the distribution by USBANCORP of all of the common stock of Three Rivers that is held by USBANCORP to USBANCORP's shareholders pursuant to the Separation Agreement.

     "Distribution Date" shall mean the date on which the Distribution shall be effected.

     "Federal Tax" shall mean any Tax imposed under Subtitle A of the Code and any related penalty imposed under Subtitle F of the Code.

     "Final Determination" shall mean: (i) with respect to Federal Taxes, (A) a "determination" as defined in Section 1313(a) of the Code, or (B) the date of acceptance by or on behalf of the IRS of Form 870-AD (or any successor form thereto), as a final resolution of Tax liability for any Taxable period, except that a Form 870-AD (or successor form thereto) that reserves the right of the taxpayer to file a claim for refund or the right of the IRS to assert a further deficiency shall not constitute a Final Determination with respect to the item or items so reserved; (ii) with respect to Taxes other than Federal Taxes, any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise;


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(iii) any final disposition by reason of the expiration of the applicable statute of limitations; or (iv) the payment of Tax by USBANCORP, Three Rivers, or any member of the USBANCORP Group or the Three Rivers Group, whichever is responsible for payment of such Tax under applicable law, with respect to any item disallowed or adjusted by a Taxing Authority, provided that the provisions of Section 8 hereof have been complied with, or, if such section is inapplicable, that the party responsible under the terms of this Agreement for such Tax (the responsible party) is notified by the party paying such Tax (the paying party) that it, the paying party, has determined that no action should be taken to recoup such disallowed item, and the responsible party either agrees with such determination or fails to respond within 30 days to the paying party's notice of such determination.

     "IRS" shall mean the Internal Revenue Service.

     "LIBOR" shall be determined on the basis of the offered rates for deposits in U.S. Dollars for a period of 30 days which appear on the Reuters Screen LIBOR Page as of 11:00 a.m., London time. If at least two rates appear on the Reuters Screen LIBO Page, the rate will be the arithmetic mean of such rates.

     "Person" shall have the meaning ascribed to it in Section 7701(a)(1) of the Code.



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     "Post-Distribution Period" shall mean any Taxable period (or portion thereof) beginning after the close of business on the Distribution Date; provided, that if a Taxable period ending after the Distribution Date contains any days which fall prior to or on the Distribution Date, any portion of such Taxable period after the Distribution Date shall also be included in the Post-Distribution Period.

     "Pre-Distribution Period" shall mean any Taxable period ending on or before the close of business on the Distribution Date; provided, that if a Taxable period ending after the Distribution Date contains any days which fall prior to or on the Distribution Date, any portion of such Taxable period up to and including the Distribution Date shall also be included in the Pre-Distribution Period.

     "Prime" shall mean the rate announced from time to time as "prime" in the "Money Rates" column of the Wall Street Journal.

     "Return" shall mean any Tax return, statement, report, form, election, claim or surrender (including estimated Tax returns and reports, extension requests and forms, and information returns and reports) required to be filed with any Taxing Authority.



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     "Tax" (and the correlative meaning, "Taxes," "Taxing" and "Taxable") shall mean (A) any tax imposed under Subtitle A of the Code, or any net income, gross income, gross receipts, alternative or add-on minimum, sales, use, business and occupation, value-added, trade, goods and services, ad valorem, shares, capital stock, franchise, profits, license, business royalty, withholding, payroll, employment, capital, excise, transfer, recording, severance, stamp, occupation, premium, property, asset, real estate acquisition, environmental, custom duty, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by a Taxing Authority; (B) any liability of a member of the USBANCORP Group or the Three Rivers Group, as the case may be, for the payment of any amounts of the type described in clause (A) for any Taxable period resulting from such member being a part of a Consolidated Group pursuant to the application of Treasury Regulation Section 1.1502-6 or any similar provision applicable under state or local law; or (C) any liability of a member of the USBANCORP Group or the Three Rivers Group for the payment of any amounts described in clause (A) as a result of any express or implied obligation to indemnify any other party.



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     "Tax Asset" shall mean any net operating loss, net capital loss, investment
Tax credit, foreign Tax credit, target jobs Tax credit, low income housing credit, research and experimentation credit, charitable deduction, or any other loss, credit or Tax attribute, including additions to basis of property, which could reduce any Tax, including, without limitation, deductions, credits, or alternative minimum net operating loss carryforwards related to alternative minimum Taxes.

     "Tax Packages" shall mean one or more packages of information that are (i) reasonably necessary for the purpose of preparing Returns of any Consolidated Group, or of any member of the USBANCORP Group or the Three Rivers Group, with respect to a Pre-Distribution Period, and (ii) completed in all material respects in accordance with the standards that USBANCORP has established for its subsidiaries with respect to the relevant Pre-Distribution Period.

     "Tax Proceeding" shall mean any Tax audit, dispute or proceeding (whether administrative or judicial).

     "Taxing Authority" shall mean any governmental authority, including, without limitation, any state, municipality, political subdivision or governmental agency, responsible for the imposition of any Tax.



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     "Three Rivers Group" shall mean Three Rivers and its Affiliates immediately after the Distribution Date, including any predecessors thereto; provided, however, that for purposes of determining whether an entity is a member of the Three Rivers Group, a transfer of beneficial ownership of an entity shall be treated as a transfer of title, regardless of whether title has actually passed.

     "Three Rivers Tax Liability" shall mean, with respect to any Consolidated Group and any Taxable period, the share of the Tax liability of such Consolidated Group that is attributable or allocable to Three Rivers Group members that are also members of such Consolidated Group, computed as if the relevant members of the Three Rivers Group were not and never were part of such Consolidated Group, but rather were a separate affiliated group of corporations filing a similar group Return (provided, however, that transactions with any member of the USBANCORP Group that is included in such Consolidated Group shall not be taken into account until the first Taxable period in which such transaction is required to be taken into account for Tax purposes under applicable law). Such computation shall be made (A) without regard to the income, deductions (including net operating loss and capital loss deductions) and credits in any year of any relevant member of the USBANCORP Group, except to


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the extent that a payment was made to any such member of the USBANCORP Group with respect thereto, (B) by taking account of any Tax Asset of the relevant members of the Three Rivers Group, (C) with regard to net operating loss and capital loss carryforwards and carrybacks and minimum Tax credits from earlier years of the relevant members of the Three Rivers Group and without reduction for any such losses, carryforwards, carrybacks or credits used by any relevant member of the USBANCORP Group, except to the extent that such losses, carryforwards, carrybacks or credits have been used (and a payment therefor was made to the relevant member of the Three Rivers Group) by any relevant member of the USBANCORP Group, (D) by applying the maximum applicable statutory Tax rate in effect under applicable law during the relevant year, and (E) reflecting the positions, elections and accounting methods used by the Consolidated Group in preparing the relevant Return for the Consolidated Group.

           "USBANCORP Chief Financial Officer" shall include any successor position or title.

     "USBANCORP Group" shall mean, with respect to any Taxable period, USBANCORP and its Affiliates (including their predecessors and successors) at any time prior to the


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Distribution other than those Affiliates comprising the Three Rivers Group.

     "USBANCORP Tax Liability" shall mean, with respect to any Consolidated Group and any Taxable period, the share of the Tax liability of such Consolidated Group that is attributable or allocable to USBANCORP Group members that are also members of such Consolidated Group, computed as if the relevant members of the USBANCORP Group were not and never were part of such Consolidated Group, but rather were a separate affiliated group of corporations filing a similar group Return (provided, however, that transactions with any member of the Three Rivers Group that is included in such Consolidated Group shall not be taken into account until the first Taxable period in which such transaction is required to be taken into account for Tax purposes under applicable law). Such computation shall be made (A) without regard to the income, deductions (including net operating loss and capital loss deductions) and credits in any year of any relevant member of the Three Rivers Group, except to the extent that a payment was made to any such member of the Three Rivers Group with respect thereto, (B) by taking account of any Tax Asset of the relevant members of the USBANCORP Group, (C) with regard to net operating loss and capital loss carryforwards and carrybacks and minimum Tax credits from earlier years of the relevant members of the USBANCORP Group and


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without reduction for any such losses, carryforwards, carrybacks or credits used by any relevant member of the Three Rivers Group, except to the extent that such losses, carryforwards, carrybacks or credits have been used (and a payment therefor was made to the relevant member of the USBANCORP Group) by any relevant member of the Three Rivers Group, (D) by applying the maximum applicable statutory Tax rate in effect under applicable law during the relevant year, and
(E) reflecting the positions, elections and accounting methods used by the Consolidated Group in preparing the relevant Return for the Consolidated Group.

     (b) Any term used in this Agreement which is not defined in this Agreement shall, to the extent the context requires, have the meaning assigned to it in the Code or the applicable United States Treasury regulations thereunder (as interpreted in administrative pronouncements and judicial decisions) or in comparable provisions of applicable law.

2.   Administrative and Compliance Matters.

     (a) Sole Tax Sharing Agreement. Any and all existing Tax sharing agreements or arrangements, written or unwritten, between any member of the USBANCORP Group and any member of the Three Rivers Group for Tax Returns or Tax matters of a Consolidated Group, for Tax years that end in 1998, 1999 or


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2000, shall be terminated as of the Distribution Date. As of the Distribution
Date, neither the members of the Three Rivers Group nor the members of the USBANCORP Group shall have any further rights or liabilities thereunder, and this Agreement shall be the sole Tax sharing agreement between the members of the Three Rivers Group and the members of the USBANCORP Group. Notwithstanding the foregoing, if any such termination is not binding on any Taxing Authority, the Three Rivers Group shall hold the affected member of the USBANCORP Group harmless against any adverse effect which would have been avoided if such termination had been given effect by such Taxing Authority.

     (b) Designation of Agent. Three Rivers and each member of Three Rivers Group, and USBANCORP and each member of the USBANCORP Group, as the case may be, in each case with respect to any Consolidated Group of which such Person is a member, hereby irrevocably authorize USBANCORP or Three Rivers, respectively, and consistent with past practice and applicable law, to designate a member of the USBANCORP Group or the Three Rivers Group, as appropriate, or a successor of such member, as its agent, coordinator, and administrator, for the purpose of taking any and all actions (including the execution of waivers of applicable statutes of limitation) necessary or incidental to the filing of any Return, any amended Return, or any claim for refund (even where an item or Tax Asset giving rise to an


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amended Return or refund claim arises in a Post-Distribution Period), credit or offset of Tax or any other proceedings, and for the purpose of making payments to, or collecting refunds from, any Taxing Authority, in each case relating only to any Pre-Distribution Period. Such designated member of the USBANCORP Group or the Three Rivers Group, as the case may be, as agent, covenants to Three Rivers or USBANCORP, respectively, that it shall be responsible to see that all such administrative matters relating thereto shall be handled promptly and appropriately.

     (c) Pre-Distribution Period Returns. With respect to a Consolidated Group, the member of the USBANCORP Group or the Three Rivers Group, as applicable, that is required by applicable law to file any Return(s) for any Pre-Distribution Period will prepare such Return(s) with the assistance of the relevant members of the Three Rivers Group and the USBANCORP Group, respectively. With respect to each Consolidated Group, either a member of the USBANCORP Group or a member of the Three Rivers Group, as consistent with past practice and applicable law, will file the Pre-Distribution Period Returns for such Consolidated Group. USBANCORP and the relevant members of the USBANCORP Group shall have the right with respect to any Consolidated Group Returns to determine (x) the manner in which such returns, documents or statements shall be prepared and filed, including, without limitation, the manner in which any


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item of income, gain, loss, deduction or credit shall be reported, (y) whether any extensions should be requested, and (z) the elections that will be made by any relevant member of the USBANCORP Group or the Three Rivers Group. In addition, with respect to all Pre-Distribution Periods, except as provided in
Section 8(b), USBANCORP and the relevant members of the USBANCORP Group shall have the right to (i) contest, compromise or settle any adjustment or deficiency proposed, asserted or assessed as a result of any audit of any Consolidated Return filed by the relevant members of the USBANCORP Group or the Three Rivers Group, (ii) file, prosecute, compromise or settle any claim for refund, (iii) determine whether any refunds to which the relevant members of the USBANCORP Group may be entitled shall be received by way of refund or credited against the tax liability of the USBANCORP Group and (iv) determine whether a deposit will be made with a Taxing Authority to stop the running of interest. With respect to the 1999 and 2000 Tax years, Three Rivers and the members of the Three Rivers Group shall prepare and deliver to USBANCORP within 120 days after the Distribution Date all Tax Packages requested by any member of the USBANCORP Group, regardless of whether the member's Taxable year ends on the Distribution Date.



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3.   Tax Sharing.

     (a) General. For each Taxable period of each Consolidated Group during which income, profits, gains, shares, capital stock, franchise, net worth, receipts, sales, loss or credit against Tax of at least one member of each of the Three Rivers Group and the USBANCORP Group are includible in a Return of such Consolidated Group, the Three Rivers Group or the USBANCORP Group, as appropriate, shall pay, as provided in this Section 3, to the USBANCORP Group or the Three Rivers Group, respectively, an amount equal to the Three Rivers Tax Liability or the USBANCORP Tax Liability, as appropriate, for such Taxable period, if any.

     (b) Estimated Tax and Extension Payments. Not later than five business days after a member of the USBANCORP Group or a member of the Three Rivers Group, as the case may be, makes an estimated Tax or extension payment with respect to a Taxable period of a Consolidated Group, whether or not such payment is made prior to the Distribution, the USBANCORP Group shall (i) in good faith determine the amount of the Three Rivers Tax Liability or the USBANCORP Tax Liability, as appropriate, pursuant to this Agreement and (ii) deliver a written statement to Three Rivers reflecting such determination. Not later than five business days after receipt of such statement, the Three

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Rivers Group shall pay to the USBANCORP Group or the USBANCORP Group shall pay to the Three Rivers Group, as appropriate, the amount so determined in accordance with Section 9 hereof.

     (c) Payment of Taxes at Year-End.

          (i) Not later than five business days before a member of the USBANCORP Group or a member of the Three Rivers Group, as the case may be, is required to file a Return (after taking extensions into account) with respect to any Consolidated Group for which payments are to be made under this Agreement, whether or not such Return is filed prior to the Distribution, the USBANCORP Group shall deliver to the Three Rivers Group a written statement setting forth the difference between (x) the Three Rivers Tax Liability and the USBANCORP Tax Liability, respectively, for such Return, and (y) the aggregate amount of payments with respect to the Three Rivers Tax Liability and the USBANCORP Tax Liability, respectively, made for such year pursuant to Section 3(b). Not later than the date such Return is required to be filed, the Three Rivers Group shall pay to the USBANCORP Group or the USBANCORP Group shall pay to the Three Rivers Group, as appropriate, in accordance with Section 9 hereof, an amount equal to such difference, if any; provided, however, that to the extent such payment is to be made to the Three Rivers Group and is attributable to a claim for refund of


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Taxes previously paid to a Taxing Authority, the USBANCORP Group will not be required to make such payment to the Three Rivers Group until the amount of such refund has been determined and paid to USBANCORP by the Taxing Authority. Within five business days of the receipt of such refund, USBANCORP shall pay to the Three Rivers Group the amount equal to the excess, if any, of (i) the amount of such refund, together with all interest paid thereon by the Taxing Authority, over (ii) the amount, if any, of the increased Tax liability of USBANCORP attributable to the receipt of such refund and any interest thereon.

          (ii) With respect to each Consolidated Group Return described in
Section 3(a) above previously or hereafter filed by a Consolidated Group for the Tax years ended in 1998, 1999 and 2000, and for which the Three Rivers Tax Liability or the USBANCORP Tax Liability, as the case may be, has not been satisfied in full, the Three Rivers Group shall pay to the USBANCORP Group or the USBANCORP Group shall pay to Three Rivers Group, as appropriate, within 30 days of demand therefor, the amount of the unpaid Three Rivers Tax Liability or the unpaid USBANCORP Tax Liability, as the case may be, in respect of such Return as determined by the USBANCORP Chief Financial Officer.

     (d) Intentionally omitted.



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     (e) Treatment of Adjustments.

          (i) Intentionally omitted.

          (ii) If any adjustment is made in, or if a Taxing Authority assesses any deficiency with respect to, a Return of a Consolidated Group filed by a member of the USBANCORP Group which would have increased the Three Rivers Tax Liability under Section 3(c)(i), then within 30 days after any member of the USBANCORP Group makes a payment to a Taxing Authority or makes a deposit with a Taxing Authority to stop the running of interest with respect to such adjustment, the Three Rivers Group shall pay to the USBANCORP Group the difference between all payments actually made under Section 3(c)(i) and all payments that would have been made under Section 3(c)(i) taking such adjustment into account.

          (iii) Intentionally omitted.

          (iv) Any refunds or credits of Tax, or the portion thereof, received by (or credited to the Tax Return of) the USBANCORP Group relating to a Pre-Distribution Period Consolidated Return for a Tax year or period ending in 1999 or 2000, which results from an adjustment which decreases the Three Rivers Tax Liability with respect to such Return, shall be paid


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within thirty days of the receipt of such refund, or notice of Final
Determination of such credit, by the USBANCORP Group to the Three Rivers Group, but only to the extent of the actual decrease in the Three Rivers Tax Liability with respect to such Return and the interest, if any, paid thereon by the Taxing Authority.

4.   Certain Representations and Covenants.

     (a) (i) Three Rivers Representations. Three Rivers and each member of the Three Rivers Group represent that as of the date hereof, and covenants that on the Distribution Date, there is no agreement, understanding, arrangement, negotiation, plan or intention (A) to liquidate Three Rivers or to merge or consolidate Three Rivers, or any member of Three Rivers Group, with any other Person subsequent to the Distribution, except as otherwise disclosed to the IRS in connection with the USBANCORP request for a private letter ruling with respect to the Distribution or the Restructuring, (B) to sell or otherwise dispose of any asset, or transfer, terminate or discontinue any business, of Three Rivers or any member of the Three Rivers Group subsequent to the Distribution, in a manner that would result in any increased Tax liability or reduction of any Tax Asset of the USBANCORP Group or any member thereof, (C) to take any action inconsistent with, or fail to take any action


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required on its part by, the information and representations furnished to the
IRS in connection with the USBANCORP request for a private letter ruling with respect to the Distribution or the Restructuring, (D) to enter into any negotiations, agreements, understandings, plans or arrangements with respect to transactions or events (including, without limitation, the issuance or sale of capital stock pursuant to the exercise of options or otherwise, capital contributions or acquisitions, but not including the Distribution or any other transaction disclosed to the IRS in connection with the USBANCORP request for a private letter ruling with respect to the Distribution or the Restructuring) which, if treated as consummated before the proposed Distribution, would result in USBANCORP not having "control" of Three Rivers within the meaning of sections 355(a)(1)(A) and 368(c) of the Code at the time of the Distribution, or if treated as consummated on or after the Distribution Date, would result in any increased Tax liability or reduction of any Tax Asset of the USBANCORP Group or any member thereof, (E) to make any change in equity structure that would result in USBANCORP not having such "control" (except for the Distribution or any other transaction disclosed to the IRS in connection with the USBANCORP request for a private letter ruling with respect to the Distribution or the Restructuring),
(F) to repurchase stock of Three Rivers in a manner contrary to the requirements of Revenue Procedure 96-30 or in a manner


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contrary to the representations made in connection with the USBANCORP request for a private letter ruling with respect to the Distribution or the Restructuring, or (G) to take any action that contravenes any existing gain recognition agreement or other agreement with a Taxing Authority to which any member of Three Rivers Group or the USBANCORP Group is a party.

          (ii) Three Rivers and USBANCORP Representations. Each of Three Rivers, USBANCORP and the members of the Three Rivers Group and the USBANCORP Group, respectively, represents that as of the date hereof, and covenants that on the Distribution Date, neither Three Rivers or USBANCORP, nor the members of the Three Rivers Group or the USBANCORP Group, respectively (as applicable), is aware of any present agreement, understanding, arrangement, negotiation, plan or intention by the current shareholders of USBANCORP to sell, exchange, transfer by gift, or otherwise dispose of any of their stock in, or securities of, USBANCORP or Three Rivers subsequent to the Distribution. In making this representation, the parties hereto recognize that the shares of USBANCORP are, and the shares of Three Rivers will be, listed on certain stock exchanges and regular public trading in such shares can be expected.

     (b) Three Rivers Covenants. Three Rivers covenants to USBANCORP that, (i) during the two-year period following the


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Distribution Date, neither Three Rivers, nor any member of the Three Rivers
Group, will liquidate, merge or consolidate, or enter into or negotiate any agreement, understanding, plan or arrangement to liquidate, merge or consolidate, with any other Person, in a manner that would result in any increased Tax liability or reduction of any Tax Asset of the USBANCORP Group or any member thereof, (ii) during the two-year period following the Distribution Date, Three Rivers will not sell, exchange, distribute or otherwise dispose of its assets or those of any member of the Three Rivers Group, or transfer, terminate or discontinue any business of any member of the Three Rivers Group, in a manner that would result in any increased Tax liability or reduction of any Tax Asset of the USBANCORP Group or any member thereof, (iii) following the Distribution, Three Rivers Bank and Trust Company will, for a minimum of two years, continue the active conduct of the historic business conducted by Three Rivers Bank and Trust Company throughout the five year period prior to the Distribution, (iv) during the two-year period following the Distribution Date, Three Rivers will not, nor will it permit any member of the Three Rivers Group to, enter into or negotiate any transaction or make any change, or enter into or negotiate any agreement, understanding, plan or arrangement to make any change, in equity structure (including, without limitation, the issuance or sale of capital stock pursuant to the exercise of options or otherwise, capital



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contributions or acquisitions, but not including the Distribution) which, (A) if treated as consummated before the proposed distribution, would result in USBANCORP not having "control" of Three Rivers within the meaning of sections 355(a)(1)(A) and 368(c) of the Code at the time of the Distribution, or (B) if treated as occurring or consummated during the two-year period following the proposed Distribution would result in any increased Tax liability or reduction of any Tax Asset of the USBANCORP Group or any member thereof, (v) Three Rivers will not, nor will it permit any member of Three Rivers Group to, take any action inconsistent with, or fail to take any action required on its part by, the information and representations furnished to the IRS in connection with the USBANCORP request for a private letter ruling with respect to the Distribution or the Restructuring, (vi) Three Rivers will not take any action that contravenes any existing gain recognition agreement or other agreement with a Taxing Authority to which any member of the Three Rivers Group or the USBANCORP Group is a party, (vii) Three Rivers will not repurchase stock of Three Rivers in a manner contrary to the requirements of Revenue Procedure 96-30 or in a manner contrary to the representations made in connection with the USBANCORP request for a private letter ruling with respect to the Distribution or the Restructuring, and (viii) on or after the Distribution Date Three Rivers will not, nor will it permit any member of the


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
Three Rivers Group to, make or change any accounting method, amend any Return or take any Tax position on any Return, take any other action, omit to take any action or enter into any transaction that results in any increased Tax liability or reduction of any Tax Asset of the USBANCORP Group or any member thereof in respect of any Pre-Distribution Period. Three Rivers agrees that USBANCORP is to have no liability for any Tax resulting from any action referred to in the preceding sentence and agrees to indemnify and hold harmless the USBANCORP Group against any such Tax, all interest and penalties thereon, and all costs of investigation and defense reasonably incurred by USBANCORP in connection with USBANCORP's determination whether USBANCORP or any member of the USBANCORP Group has incurred any liability for any such Tax, interest or penalty as a result of any breach or violation of any covenant or agreement to be kept or performed by Three Rivers and the members of the Three Rivers Group under this Section 4(b).

     (c) Deductions and Certain Taxes Related to Options. Tax deductions attributable to the exercise of options to purchase the stock of Three Rivers shall be deducted by the Three Rivers Group if the holder of the option is an employee of any member of the Three Rivers Group immediately after the Distribution. Tax Deductions attributable to the exercise of all other options to purchase the stock of Three Rivers or the stock of USBANCORP shall be deducted by the USBANCORP Group. The Tax Returns of the Three Rivers Group and the USBANCORP Group shall reflect the entitlement of the Three Rivers Group and the USBANCORP Group, respectively, to such deductions in accordance with this Section 4(c). To the extent that any such Tax deduction is, or the USBANCORP Chief Financial Officer determines that any such Tax deduction, if asserted, would be, disallowed:

          (i) If the USBANCORP Group is entitled under the provisions of this
Section 4(c) to any such Tax deduction which is, or, if asserted, would be, disallowed, the Three Rivers Group shall pay to the USBANCORP Group an amount equal to the Tax paid by the USBANCORP Group as a result of such disallowance, or an amount equal to the Tax that would become payable if the USBANCORP Group claimed the Tax deduction and such deduction was disallowed, respectively; and

         (ii) If the Three Rivers Group is entitled under the provisions of this
Section 4(c) to any such Tax deduction which is, or, if asserted, would be, disallowed, the USBANCORP Group shall pay to the Three Rivers Group an amount equal to the Tax paid by the Three Rivers Group as a result of such disallowance, or an amount equal to the Tax that would become payable if the Three Rivers Group claimed the Tax deduction and such deduction was disallowed, respectively.

     The Three Rivers Group and each member of the Three Rivers Group will indemnify the USBANCORP Group, and the USBANCORP Group and each member of the USBANCORP Group will indemnify the Three Rivers Group, against any Tax liability under the Federal Insurance Contributions Act or the Federal Unemployment Tax Act, and all interest thereon and all penalties related thereto, incurred by the USBANCORP Group or the Three Rivers Group, respectively, in connection with the exercise of any option with respect to which the Tax deduction is allocated to the Three Rivers Group or the USBANCORP Group, respectively, under the provisions of this Section 4(c), except to the extent such Tax is withheld from a payment to the holder of the exercised option and remitted to a Taxing Authority.

5.   Indemnities.

     (a) Three Rivers Indemnity. Three Rivers and each member of the Three Rivers Group will, jointly and severally, indemnify USBANCORP and the members of the USBANCORP Group against and hold them harmless from:

          (i) any Tax liability of the Three Rivers Group, any Three Rivers Group Tax Liability, and any Tax liability attributable to the Restructuring, except for such Tax liability, if any, as may be incurred by the USBANCORP Group in connection with the 1994 intercompany sale of the assets of Standard Mortgage Corporation of Georgia, which shall be the liability and obligation of the USBANCORP Group;

          (ii) any liability or damage resulting from a breach by Three Rivers or any member of the Three Rivers Group of any representation or covenant made by Three Rivers herein;

          (iii) any Tax liability of USBANCORP or any shareholder of USBANCORP resulting from the Distribution, unless such Tax liability arises solely as a result of any action of USBANCORP or any member of the USBANCORP Group;

          (iv) any Tax liability under Section 355(e) of the Code, any Tax liability under any state or local Tax law corresponding to Section 355(e) of the Code or resulting from a Tax liability under Section 355(e) of the Code, and any liability, damage, cost or expense which the USBANCORP Group, or any member of the USBANCORP Group, may suffer or incur as a result of a Final Determination that Section 355(e)(1) of the Code applies to the Distribution or the Restructuring, unless such Tax liability, or other liability, damage, cost or expense, arises solely as a result of any action of USBANCORP or any member of the USBANCORP Group; and

          (v) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys' fees, court costs and all expenses related or incidental thereto), losses, damages, interest, penalties, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax liability or damage described in
(i), (ii), (iii), or (iv), above, including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, liability or damage.

     (b) USBANCORP Indemnity. USBANCORP and each member of the USBANCORP Group will, jointly and severally, indemnify Three Rivers and the members of the Three Rivers Group that were members of a Consolidated Group that included a USBANCORP Affiliate against and hold them harmless from:

          (i) any Tax liability of the USBANCORP Group and any USBANCORP Tax Liability, other than any such liabilities described in Section 5(a) above;

          (ii) any liability or damage resulting from a breach by USBANCORP or any member of the USBANCORP Group of any representation or covenant made by USBANCORP herein; and

          (iii) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses), losses, damages, interest, penalties, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax liability or damage described in (i) or (ii), above, including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, liability or damage.

If a member of the USBANCORP Group ceases to be an Affiliate of USBANCORP as a result of a sale of its stock to a third party (whether or not treated as a sale or exchange of stock for Tax purposes), such member of the USBANCORP Group shall be released from its obligations under this Agreement upon such sale and neither USBANCORP nor any member of the USBANCORP Group shall have any obligation to indemnify Three Rivers or any member of the Three Rivers Group under Section 5(b)(ii) or the portion of Section 5(b)(iii) that relates to Section 5(b)(ii), above, for any liability or damage attributable to actions taken by such Affiliate after such sale.

     (c) Discharge of Indemnity. Three Rivers, USBANCORP and the members of the Three Rivers Group and the USBANCORP Group, respectively, shall discharge their obligations under Sections 5(a) and 5(b) hereof, respectively, by paying the relevant amount within 30 days of demand therefor. The USBANCORP Group shall be entitled to make such a demand at any time after a member of the USBANCORP Group makes a payment or deposit in respect of a Tax for which any member of the Three Rivers Group has an obligation under
Section 5(a); or, in the case of a Tax liability or Tax item under Sections 5(a)(iii) or 5(a)(iv), notwithstanding the other provisions of this Section 5(c), at any time after the amount is claimed or asserted by the IRS or any other Taxing Authority. The Three Rivers Group shall be entitled to make such a demand at any time after a Final Determination of an obligation of any member of the USBANCORP Group under Section 5(b). Any such demand shall include a statement showing the amount due under Section 5(a) or 5(b), as the case may be. Certain calculation mechanics relating to certain items described in Section 5(a)(i) and 5(b)(i) are set forth in Section 3(c). Notwithstanding the foregoing, except in the case of a Tax liability or a claim for indemnity under Sections 5(a)(iii) or 5(a)(iv), if either Three Rivers, USBANCORP or any member of the Three Rivers Group or the USBANCORP Group disputes in good faith the fact or the amount of its obligation under Section 5(a) or Section 5(b), then no payment of the amount in dispute shall be required until any such good faith dispute is resolved in accordance with Section

16 hereof; provided, however, that any amount not paid within 30 days of demand therefor shall bear interest as provided in Section 9.

     (d) Tax Benefits. If an indemnification obligation of any member of the USBANCORP Group or any member of the Three Rivers Group, as the case may be, under this Section 5 with respect to a Consolidated Group arises in respect of an adjustment that makes allowable to a member of Three Rivers Group or a member of the USBANCORP Group, respectively, any deduction, amortization, exclusion from income or other allowance (a "Tax Benefit") which would not, but for such adjustment, be allowable, then any payment by any member of the USBANCORP Group or any member of the Three Rivers Group, respectively, pursuant to this Section 5 shall be an amount equal to (x) the amount otherwise due but for this subsection (d), minus (y) the present value of the product of the Tax Benefit multiplied (i) by the maximum applicable federal, state or local, as the case may be, corporate tax rate in effect at the time such Tax Benefit becomes allowable to a member of the Three Rivers Group or a member of the USBANCORP Group (as the case may be) or (ii) in the case of a credit, by 100 percent. The present value of such product shall be determined by discounting such product from the time the Tax Benefit becomes allowable at a rate equal to Prime.

     (e) For purposes of this Section 5, in the case of Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Distribution Date, the portion of such Tax related to the portion of such Tax period ending on the Distribution Date shall (x) in the case of any Taxes other than Taxes based upon or related to income, sales, gross receipts, wages, capital expenditures or expenses, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Distribution Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income, sales, gross receipts, wages, capital expenditures or expenses, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Distribution Date.

6. Guarantees. USBANCORP or Three Rivers, as the case may be, shall guarantee the obligations of each member of the USBANCORP Group or the Three Rivers Group, respectively, under this Agreement.

7.   Communication and Cooperation.

     (a) Consult and Cooperate. Three Rivers and USBANCORP shall consult and cooperate (and shall cause each member of the

Three Rivers Group or the USBANCORP Group, respectively, to cooperate) fully at such time and to the extent reasonably requested by the other party in connection with all matters subject to this Agreement. Such cooperation shall include, without limitation:

          (i) the retention and provision on reasonable request of any and all information, including all books, records, documentation or other information, pertaining to Tax matters relating to the USBANCORP Group and the Three Rivers Group, any necessary explanations of information and access to personnel, until one year after the expiration of the applicable statute of limitation (giving effect to any extension, waiver, or mitigation thereof);

          (ii) the execution of any document that may be necessary or helpful in connection with any required Return or in connection with any audit, proceeding, suit or action; and

          (iii) the use of the parties' best efforts to obtain any documentation from a governmental authority or a third party that may be necessary or helpful in connection with the foregoing.

     (b) Provide Information. USBANCORP and Three Rivers shall keep each other fully informed with respect to any material development relating to the matters subject to this Agreement.

     (c) Tax Attribute Matters. USBANCORP and Three Rivers shall promptly advise each other with respect to any proposed Tax adjustments, which are the subject of an audit or investigation, or are the subject of any proceeding or litigation, and which may affect any Tax liability or any Tax attribute of USBANCORP, Three Rivers, the USBANCORP Group, the Three Rivers Group or any member of the Three Rivers Group or the USBANCORP Group (including, but not limited to, basis in an asset or the amount of earnings and profits).

8.   Audits and Contest.

     (a) Notwithstanding anything in this Agreement to the contrary, USBANCORP shall have full control over all matters relating to any Return or any Tax Proceeding relating to any Tax matters of at least one member of the USBANCORP Group. Except as provided in Section 8(b), USBANCORP shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any matter described in the preceding sentence.

     (b) No settlement of any Tax Proceeding relating to any matter which would cause a payment obligation under Sections 5(a) or 5(b) shall be accepted or entered into by or on behalf of the party entitled to receive a payment under either Section 5(a) or 5(b), whichever is applicable, unless the party ultimately responsible for such payment under either Section 5(a) or 5(b), whichever is applicable (the "Indemnitor"), consents thereto in writing (which consent shall not be unreasonably withheld or delayed); provided, however, that, notwithstanding anything to the contrary in this Agreement, USBANCORP may settle any Tax Proceeding if it determines, in its sole judgment, that Three Rivers is not cooperating in such Tax Proceeding. If the Indemnitor does not respond to the indemnified party's request for consent within 30 days, the Indemnitor will be deemed to have consented to the settlement unless the Indemnitor shall have given a timely Dispute Resolution Notice under Section 16 hereof.

     (c) The indemnified party agrees to give notice to the Indemnitor of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder within 30 days of such assertion or commencement, or such earlier time that would allow the Indemnitor to timely respond to such claim, suit action or proceeding.

     (d) Intentionally omitted.

9. Payments. All payments to be made hereunder shall be made in immediately available funds. Except as otherwise provided, all payments required to be made pursuant to this Agreement will be due 30 days after the receipt of notice of such payment or, where no notice is required, 30 days after the fixing of liability or the resolution of a dispute. Payments shall be deemed made when received. Any payment that is not made by the USBANCORP Group when due shall bear interest at LIBOR plus 25 basis points, as quoted from time to time, for each day until paid. Any payment that is not made by the Three Rivers Group when due shall bear interest at LIBOR plus 25 basis points, as quoted from time to time, for each day until paid. If, pursuant to a Final Determination, any amount paid by USBANCORP or the members of the USBANCORP Group or Three Rivers or the members of the Three Rivers Group, as the case may be, pursuant to this Agreement results in any increased Tax liability or reduction of any Tax Asset of Three Rivers or any member of the Three Rivers Group or USBANCORP or any member of the USBANCORP Group, respectively, then USBANCORP or Three Rivers, as appropriate, shall indemnify the other party and hold it harmless from any interest or penalty attributable to such increased Tax liability or the reduction of such Tax Asset and shall pay to the other party, in addition to amounts otherwise owed, the After-Tax Amount. With respect to any payment required to be made under this Agreement, the USBANCORP Chief Financial Officer has the right to designate, by written notice to Three Rivers, which member of the Three Rivers Group or the USBANCORP Group, as the case may be, will make or receive such payment and in which currency such payment will be made.

10. Notices. Any notice, demand, claim, or other communication under this Agreement shall be in writing and shall be deemed to have been given upon the delivery or mailing thereof, as the case may be, if delivered personally or sent by certified mail, return receipt requested, postage prepaid, to the parties at the following addresses (or at such other address as a party may specify by notice to the other):

          If to USBANCORP or the USBANCORP Group, to:

          Jeffrey A. Stopko
          Senior Vice President and Chief Financial Officer
          USBANCORP, Inc.
          Main and Franklin Streets
          Johnstown, Pennsylvania 15907

          If to Three Rivers or Three Rivers Group, to:

          Anthony Eramo
          Chief Financial Officer
          Three Rivers Bancorp, Inc.
          2681 Moss Side Boulevard
          Monroeville, Pennsylvania 15146

11.  Costs and Expenses.

     (a) Except as expressly set forth in this Agreement, each party shall bear its own costs and expenses incurred pursuant to this Agreement. For purposes of this Agreement, costs and expenses shall include, but not be limited to, reasonable attorney fees, accountant fees and other related professional fees and disbursements. Notwithstanding anything to the contrary in this Agreement, the Three Rivers Group will be responsible for its allocable portion, as determined by the USBANCORP Chief Financial Officer, of (i) all costs and expenses attributable to filing any Return that reflects the income, assets or operations of the Three Rivers Group and any Return required to be filed in connection with the Distribution or the Restructuring, and (ii) all costs and expenses incurred by USBANCORP in complying with the provisions of Section 7 of this Agreement.

     (b) With respect to all Tax Proceedings, including pending litigation with any Taxing Authority, costs shall be allocated in good faith by the USBANCORP Chief Financial Officer. Each party hereto shall be liable for its allocable portion of such costs as provided in Section 5.

     (c) The IRS provided USBANCORP with certain rulings in connection with the Restructuring and the Distribution by letter dated February 4, 2000 (the "PLR"). USBANCORP reserves the right and privilege at any time to apply to the IRS for a supplemental ruling or rulings to the PLR (a "Supplemental Ruling") if USBANCORP determines, in its sole discretion, that a Supplemental Ruling is necessary or advisable in connection with the Restructuring or the Distribution or any circumstances that exist from time to time after the Distribution Date. USBANCORP agrees to apply for a Supplemental Ruling at the request of Three Rivers if USBANCORP determines in good faith that a

Supplemental Ruling is necessary or desirable in connection with the Restructuring or the Distribution or any circumstances that exist from time to time after the Distribution Date. All expenses reasonably incurred by members of the USBANCORP Group and members of the Three Rivers Group in connection with any USBANCORP application for a Supplemental Ruling, including, without limitation, all fees, costs and expenses of or relating to accountants, lawyers, investment bankers and other experts and advisors, engaged or retained by any member of the USBANCORP Group or any member of the Three Rivers Group (hereinafter, collectively, "PLR Costs"), shall be allocated as follows:

          (i) All such PLR Costs shall be paid by the USBANCORP Group as they are incurred by USBANCORP or any member of the USBANCORP Group, or by Three Rivers or any member of the Three Rivers Group, if USBANCORP and the members of the USBANCORP Group would incur sole liability as the "Indemnitor" (as defined in Section 8(b) hereof) under Section 5 of this Agreement in favor of Three Rivers or any member of the Three Rivers Group, if the IRS were to decline (whether or not the IRS actually declines) to issue or provide the Supplemental Ruling; and

          (ii) All such PLR Costs shall be paid by the Three Rivers Group as they are incurred by USBANCORP or any member of the USBANCORP Group, or by Three Rivers or any member of the

Three Rivers Group, in all cases where such PLR Costs are not allocated to the USBANCORP Group under Section 11(c)(i) above.

12. Effectiveness; Termination and Survival. This Agreement shall become effective upon the consummation of the Distribution. All rights and obligations arising hereunder with respect to a Pre-Distribution Tax Period shall survive until they are fully effectuated or performed and, provided, further, that notwithstanding anything in this Agreement to the contrary, this Agreement shall remain in effect and its provisions shall survive for one year after the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof) and, with respect to any claim hereunder initiated prior to the end of such period, until such claim has been satisfied or otherwise resolved.

13. Section Headings. The headings contained in this Agreement are inserted for convenience only and shall not constitute a part hereof or in any way affect the meaning or interpretation of this Agreement.

14.  Entire Agreement; Amendments and Waivers.

     (a) Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein. No alteration, amendment, modification, or waiver of any of the terms of this Agreement shall be valid unless made by an instrument signed by an authorized officer of each of USBANCORP and Three Rivers, or in the case of a waiver, by the party against whom the waiver is to be effective.

     (b) Amendments and Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver hereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege. This Agreement shall not be waived, amended or otherwise modified except in writing, duly executed by all of the parties hereto.

15. Governing Law and Interpretation. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to laws and principles relating to conflicts of law.

16. Dispute Resolution. If the parties hereto are unable to resolve any disagreement or dispute relating to this Agreement, including, but not limited to, whether a transaction is part of the Distribution or the Restructuring and whether a Tax liability is a USBANCORP Tax Liability or a Three Rivers Tax

Liability, such dispute shall be resolved in good faith, as follows:

     (a) If the dispute involves an amount of Tax (exclusive of interest, penalties and costs, if any) that is less than $250,000, such dispute shall be resolved in good faith by the USBANCORP Chief Financial Officer; and

     (b) If the dispute involves an amount of Tax (exclusive of interest, penalties and costs, if any) that is equal to or greater than $250,000, such dispute shall be resolved by a three member panel composed of accountants or lawyers or any combination of accountants and lawyers (the "Panel"). For this purpose:

          (i) "Accountant" means a member of an accounting firm of recognized national standing, including, without limitation, an accounting firm that regularly audits the financial statements of any Person bound by this Agreement;

          (ii) "Lawyer" means an individual lawyer or a member of a law firm licensed to practice in the Commonwealth of Pennsylvania, including, without limitation, a lawyer or law firm that regularly or from time to time represents a Person bound by this Agreement;

          (iii) Any member of the USBANCORP Group or the Three Rivers Group shall be entitled to demand the formation of a Panel to resolve a dispute at any time after giving or receiving a written notice under Sections 7(a), 7(b), 8(b) or 8(c), or in the event of a dispute concerning the allocation of PLR Costs under Section 11(c), of this Agreement. Any such demand for the formation of a Panel shall be made in writing and shall include a statement showing the matters or items in dispute, the amount thereof, the calculation mechanics thereof, the demanding party's statement of the relevant facts, issues, analysis and conclusions, and the name and address of the Accountant or Lawyer the demanding party (the "Petitioner") nominates to serve on the Panel (the "Dispute Resolution Notice"). Except as set forth in Section 8(b) hereof, neither a dispute nor a Dispute Resolution Notice shall suspend, abate or delay the performance or the time set forth in this Agreement for the performance by any party of any actions, covenants or agreements on its part to be kept or performed hereunder.

          (iv) Within ten days of receiving the Dispute Resolution Notice, the party who receives such notice (the "Respondent") shall give written notice to the Petitioner of the name and address of the Accountant or Lawyer nominated by the Respondent to serve on the Panel and the Respondent's statement of the relevant facts, issues, analysis and conclusions (the "Respondent's Notice"). If the Respondent fails or refuses to give the Respondent's Notice within the time herein allowed, the Petitioner shall have the right to nominate a second Person to the Panel (who must be an Accountant or Lawyer who, and whose firm, if any, is independent of the Petitioner and has never been retained or engaged by the Petitioner to perform services for the Petitioner) by written notice of such nomination within ten days after the expiration of the period allowed herein for the Respondent's Notice.

          (v) The two Persons named by the Petitioner and the Respondent (or, by the Petitioner if the Respondent fails or refuses to give the Respondent's Notice within the time herein allowed) shall select by mutual agreement a third Accountant or Lawyer to serve on the Panel and the Panel so constituted shall resolve or decide the dispute within sixty days following the last appointment to the Panel. The third Person so appointed must be an Accountant or Lawyer who, and whose firm, if any, is independent of both the Petitioner and the Respondent, and has never been retained or engaged by the Petitioner or the Respondent to perform services for the Petitioner or the Respondent. It is the intention and agreement of the parties that the Panel shall decide the dispute based on the parties' statements, consultations with the parties and their representatives, agents and experts, if any, and upon such other sources and resources, including experts, as the Panel may select. The Panel shall issue a written statement that sets forth its decision on the matters in dispute and its explanation of the basis for, or reasoning in support of, its decision, including, where appropriate, calculations of any liabilities.

          (vi) All costs of the dispute resolution process, including the compensation of the Panel and costs incurred by the Panel, and all costs reasonably incurred by each party, shall be divided equally between the parties, unless the Panel, at the request of either party, allocates the liability for payment of all or any portion of such costs entirely or disproportionately to the Petitioner or Respondent because of the Panel's determination that either the Petitioner or the Respondent failed to act in good faith in demanding the formation of the Panel or at any time during the dispute resolution proceedings.

17. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

18. Assignments; Third Party Beneficiaries. Except as provided below, this Agreement shall be binding upon and shall inure only to the benefit of the parties hereto and their respective successors and assigns, by merger, acquisition of assets or otherwise (including but not limited to any successor of a party hereto succeeding to the Tax attributes of such party under applicable law). This Agreement is not intended to benefit any person other than the parties hereto and such successors and assigns, and no such other person shall be a third party beneficiary hereof. If, during the period beginning on the Distribution Date and ending upon the expiration of the survival period set forth in Section 12, any corporation becomes an Affiliate of Three Rivers, such Affiliate shall be bound by the terms of this Agreement and Three Rivers shall provide evidence to USBANCORP of such Affiliate's agreement to be bound by the terms of this Agreement.

19. Authorization, etc. Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party, and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision or law or of its charter or bylaws or any agreement, instrument or order binding on such party.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first written above.

                             USBANCORP on its own behalf and on behalf of the members of the USBANCORP Group.

                             By: /s/Jeffrey A. Stopko
                                --------------------------
                                Title: Senior Vice President
                                      -----------------------


                             THREE RIVERS on its own behalf and on behalf of the members of the Three Rivers Group.

                             By: /s/Anthony M. V. Eramo
                                ----------------------------
                                Title: Vice President and Chief
                                      -------------------------
                                      Financial Officer
                                      -----------------